EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311

ERIC WEINSTEIN ELECTED TO BOARD OF DIRECTORS OF UBIQUITEL INC.

CONSHOHOCKEN, Pa. – January 26, 2005 – Eric S. Weinstein has been elected to the Board of Directors of UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint, according to Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc. Mr. Weinstein filled an existing vacancy on the company’s Board of Directors, currently fixed at nine.

“Mr. Weinstein was a board member previously, and was asked to rejoin the Board because of his tremendous telecommunications and wireless experience,” Harris said.

With more than 12 years in the wireless telecommunications industry, Mr. Weinstein currently advises a wide range of organizations on strategic and financial issues.  Previously, he was a director of Credit Suisse First Boston, Inc. (“CSFB”) where he was a key advisor in numerous principal transactions, mergers, acquisitions, equity and leveraged financings. He was a principal in the merchant banking group and a wireless analyst for CSFB and for Donaldson, Lufkin & Jenrette, Inc. (“DLJ”).  Prior to joining DLJ, Weinstein was an equity research analyst at Solomon Brothers and Lehman Brothers.

Mr. Weinstein holds a B.S. Degree in Economics from the University of Pennsylvania’s Wharton School of Business.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

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